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                                                                 EXHIBIT 10.17.2

                                AMENDMENT NO. 02

                                     to the

               Agreement for Purchase of Products - OEM Agreement

      Dated 21 January 1999 Between Accelerated Networks, Inc. (hereinafter
        "ANI"), and Siemens Carrier Networks LLC (hereinafter "Siemens")
      successor in interest to certain business of Siemens Information and
                  Communication Networks, Inc. ("Agreement").

WHEREAS, Siemens has entered into an agreement with WinStar Communications, Inc. further amended to incorporated Accelerated Products ("WinStar Agreement"); and

WHEREAS, Siemens requested Accelerated Networks modify the terms and conditions of the Agreement to incorporate certain changes and considerations ("Amendment"), and

WHEREAS, Siemens further requested Accelerated Networks to modify the terms and conditions of the Agreement to incorporate other changes and considerations with the purpose to cover certain provisions of the WinStar Agreement ("Amendment 2"), and

WHEREAS, such changes shall be applicable only to the extent that Siemens is dealing with WinStar and its affiliates as its end user customer under the above referenced Winstar Agreement. In all other cases, unless specifically modified or changed in a separate amendment, the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto agree to amend the Agreement as follows:


1. SCOPE OF THIS AMENDMENT:

   This amendment complements and modifies the Agreement and its attachments, amendments, exhibits and schedules to incorporate certain changes with the intent of supporting certain terms and conditions of the Winstar Agreement.

2. DEFINITIONS:

   Wherever the word Siemens is set forth in the Agreement and in this Amendment it shall mean Siemens Carrier Networks LLP.


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3. THE FOLLOWING PROVISIONS ARE INCORPORATED HEREBY TO THE AGREEMENT:

   3.1 CHANGE PROCEDURES

       (a) During the Warranty Period and Extend Warranty Period, Siemens shall be entitled to all Software updates, enhancements, releases, patches and error corrections developed by ANI. ANI shall give due consideration and implement all reasonable modifications, enhancements and patches to the Software as prioritized by the user group and within the agreed upon timeframes.

       (b) ANI shall also develop and provide for sale to Siemens System modifications and enhancements and new commercially available products in accordance with the following:

            (i) From time to time during the term of the Agreement, Siemens may provide to ANI a proposed change in or addition to the System or a written idea for a new product. Siemens and ANI shall schedule a meeting to discuss the proposal as soon as practicable following ANI receipt of the proposal. All such proposals shall be considered Siemens Confidential Information and Siemens proprietary information for purposes hereof; provided, however, that this will not restrict the parties making the item subject of the proposal an agreed upon commercial product as provided in this Subsection (b).

            (ii) Following the meeting, ANI shall propose a unit price for equipment (i.e., the price for Siemens to purchase following development of the item) or a one time fee with respect to software items, and delivery schedule applicable to Siemens' proposal. In determining such price, if the proposed changes or additions include a request for ANI to correspondingly reduce or eliminate any components of the Systems it is then providing, such components shall be considered "Replacements." In that event, the Parties shall determine the costs and expenses required to provide the Replacements and the reduction in the costs and expenses related to the components being replaced, and there shall be an equitable adjustment in the applicable price for such costs and expense being replaced.

            (iii) If Siemens in its sole discretion accepts such unit price or one time fee with respect to software items and delivery schedule (A) ANI, at its sole cost and expense, shall design, develop and manufacture (or program with respect to software items) or have manufactured (or programmed with respect to software items) such changes/additions or new products in accordance with the proposed delivery schedule and (B) Siemens shall grant ANI (including its suppliers, if necessary) all rights it has as necessary to permit ANI (including its suppliers, if necessary) to design, develop, manufacture and exploit such changes/additions or new products as contemplated under this Subsection (b) with no additional compensation other than as stated in Subsection (iv) below.


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            (iv)  In consideration for Siemens providing the proposal for the change in or addition to the System or the new product, ANI shall provide an additional discount of ten (10%) for each unit purchased by Siemens or with respect to the one time fee for software and an additional ten percent (10%) discount on all System components impacted by the change/addition or new product for a period of six (6) months following commercial availability of the change/addition or new product. All changes/additions to the System and new products developed under this Subsection (b) shall be warranted and supported by ANI as if part of the System when first deployed.

       (c) If ANI does not desire to implement/consider Siemens' proposal under Subsections (a) or (b) above or if the Parties are unable to agree upon the unit price, delivery schedule or any other term surrounding the proposed changes in Subsection (b) above and if Siemens has taken delivery of Systems and/or Services under this Agreement, Siemens may require ANI to provide changes in or additions to the System or new products pursuant to the following:

            (i) The procedure in Subsections (b)(i) and (ii) above shall be followed.

            (ii) In addition, ANI shall promptly provide a detailed itemization of its estimated direct and actual costs (i.e., no markup or overhead expenses) to design and develop the change/addition to the System or new product, as applicable (the "Development Cost"). Siemens agrees to provide such estimate using its best good faith. The Parties shall meet if requested by Siemens to discuss and negotiate such Development Cost and establish a reasonable payment schedule therefore; provided, that, no less than thirty percent (30%) of the total Development Cost shall be withheld until final acceptance of the change/addition or new product by Siemens and Siemens shall be entitled to a full refund of all amounts paid in the event the change/addition or new product is not accepted by Siemens in accordance with a mutually agreed upon acceptance test. The acceptance testing and critical milestones for the development of the change/addition or new product shall also be established by the Parties and the Parties will each appoint a project leader for such activities.


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            (iii) If Siemens in its sole discretion accepts such Development
                  Cost and the unit price and delivery schedule, ANI shall design, develop and manufacture such changes/additions or new products in accordance with the proposed delivery schedule for the Development Cost. ANI shall retain financial records related to the Development Cost and Siemens shall be entitled to audit all such Development Cost.

            (iv) In consideration for Siemens providing the proposal and payment of the Development Cost for the change in or addition to the System or the new product, ANI shall provide an additional discount of ten (10%) for each such change/addition or new product unit purchased by Siemens and an additional ten percent (10%) discount on all System components impacted by the change/addition or new product for a period of six (6) months following commercial availability of the change/addition or new product. In addition, Siemens shall have an exclusive right to use such change/addition to the System or new product, including all direct derivatives thereof (i.e., ANI shall not sell or otherwise distribute or provide, either directly or indirectly, the change/additions to the System or new products to any other person or entity) (the "Exclusive Right"). All changes/additions to the System and new products developed under this Subsection (b) shall be warranted and supported by Siemens as if part of the System when purchased by Siemens.

            (v) In the event ANI desires to sell or otherwise distribute any change/addition to the System or new product that Siemens paid the Development Cost and received the Exclusive Right, ANI shall notify Siemens and Siemens shall grant ANI (including its suppliers, if necessary) all rights it has as necessary to permit ANI (including its suppliers, if necessary) to design, develop, manufacture and exploit such changes/additions with no additional compensation other than as stated in this Subsection (v)) upon Siemens fulfilling one of the following options as elected solely by Siemens: (1) a lump sum payment by Siemens to Siemens of an amount equal to four times the Development Cost or (2) a lump sum payment by ANI to Siemens of an amount equal to three times the Development Cost together with a six month exclusivity period for use of the change/addition to the System or new product by Siemens or (3) payment of a five percent (5%) royalty for all future sales of the change/addition.


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       (d) Notwithstanding anything to the contrary herein, no changes in or additions to Systems or new products provided herein, or additional costs therefore, shall be made unless approved in writing by the Siemens' Contract Manager.

   3.2 SYSTEMS AND SERVICES WARRANTIES

       "Warranty Period" shall mean fifteen (15) months from the date of shipment. Siemens may extend the Warranty Period one or more times in its sole discretion, for additional consecutive one year periods each, upon payment of the Extended Warranty fee of fifteen (15%) percent of the invoiced price for all hardware provided to Siemens, for the WinStar Agreement, during the twelve (12) months prior to the extension date of the Extended Warranty Period, which shall be charged to Siemens only once a year but paid quarterly. The discounts provided in the System Price and Warranty Schedule attached shall apply ("Schedule A").

            (a) ANI warrants that Systems provided under this Agreement shall be free from defects in design, material and workmanship, and shall operate in accordance with the Specifications during the Warranty Period and any Extended Warranty Period.

            (b) ANI represents, warrants and covenants that all Equipment components (including spare parts) provided hereunder shall be new, not refurbished or re-manufactured, except that replacement Equipment and components may be refurbished or remanufactured.

            (c) ANI warrants that it shall maintain the Systems such that the
                Systems conform to the Specifications during the Warranty Period and Extended Warranty Period. Such maintenance shall include:

                (i) in accordance with the procedures set forth in Schedule Q of the WinStar Agreement, repairs on Equipment, including any repairs recommended by third-party manufacturers;

                (ii) providing any modification or enhancements that are necessary to maintain the Systems in compliance with Applicable Standards (excluding, however, standards established by Bellcore and IEEE unless such standards are provided to other customers of ANI under warranty or extended warranty), as well as Documentation related to such enhancements;


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                (iii)   providing any release, update, alteration, modification,
                        enhancement or improvement that is generally available to ANI's other customers under warranty or extended warranty;

                (iv) providing engineering changes and maintaining the availability of Equipment parts and sub-parts, consistent with the Equipment redundancy design;

                (v) providing code corrections or maintenance patches (including, all bug fixes, error correction, revisions, modifications, and maintenance recommended by third-party vendors) will be supplied to correct a Defect in order to bring the Software into conformance with applicable System Specifications. Siemens shall also replace the Software if the media is destroyed or damaged unless and to the extent the damage is on account of Siemens or its customers improper use (which shall not be improper use if used in accordance with the documentation or as instructed by ANI's) and as a result such Software are unusable or fail to operate in accordance with the applicable System Specifications;

                (vi) providing all improvements, enhancements, extensions, upgrades and other changes to the Software. ANI shall concurrently provide updated Documentation reflecting such changes. ANI shall also supply, when necessary, updated Software required to cause the Software to operate with upgraded Equipment (including engineering changes) or under new versions or releases of the operating system or other system software designed for the Software;

                (vii) providing telephone support to Siemens in order to assist Siemens or its customers to locate and correct functional or operational problems with the System. Such support shall be provided on a 24 hour, 7 days per week basis via Siemens help desk. ANI's technical engineering support is available 8:00 a.m. to 8:00 p.m. EST during normal business days. In addition, ANI's technical engineering support is available on a 24 hour, 7 days per week basis for Critical Problems as designated by Siemens. ANI shall provide a single contact number for Siemens to report problems; and

                (viii) in the event of Software problems that cannot be corrected with telephone support or on a remote basis within the applicable Performance Standards, ANI shall provide on-site assistance free of charge. However, if the problem is due to Siemens' acts or omissions and on-site assistance is required, ANI's personnel rates set forth in Schedule A will apply.


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            (d) ANI represents and warrants that it shall maintain the availability of Equipment parts and sub-parts, consistent with the Equipment redundancy design, for a period of five (5) years from manufacturing. Subject to the foregoing support periods, ANI shall provide to Siemens written notification at least one
                (1) year prior to the discontinuation of manufacture of any System components associated with this Agreement to permit Siemens a last time purchase opportunity; provided, however, during the term of the Agreement ANI shall only discontinue System components in the event there is a replacement component that will permit the Systems to continue to meet or exceed the Specifications. ANI acknowledges and agrees that it shall not utilize this "discontinuation" provision as a means to cease supplying Systems or components thereof during the term of the Agreement.

            (e) ANI warrants that it shall stock spare Equipment parts and provide 14 day availability of such parts; provided, however, Siemens shall provide 24 hour availability of spare Equipment parts that Siemens requires to resolve a Critical Problem.

            (f) ANI warrants that all upgrades to Equipment and Software shall be backward compatible to existing Systems and prior releases. In no event shall Siemens be required to upgrade its Software if such upgrade requires a corresponding Equipment upgrade. In such event, ANI shall continue to support the release of the Software that did not require a corresponding Equipment upgrade as set forth in this Agreement. Equipment upgrades to implement Software enhancements or improvements that Siemens desires to implement shall be provided to Siemens at mutually agreed upon unit rates.

            (g) ANI shall provide access to appropriate technical resources to
                Siemens' appropriate personnel in order to resolve any problem that Siemens cannot resolve through lower level support, including help desk support and field service support for errors that cannot be remotely diagnosed and cured.

            (h) In the event of a breach of the foregoing representations, warranties and covenants during the Warranty Period or an Extended Warranty Period, and upon written notice from Siemens describing the breach, ANI shall at no additional cost to
                Siemens: (i) in the case of Equipment, repair or replace such Equipment so that it is compliant with the warranty within the time period specified as part of the Performance Standards, and
                (ii) in the case of Services, immediately re-perform the Services.


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            (i) The foregoing representations and warranties will not apply if and to the extent, and so long as not caused by ANI or its subcontractors or agents where:

                (i) defects in Equipment delivered hereunder are caused by alteration, modification, or repair by any person other than ANI's or its subcontractors or agents or due to an act of God; provided, however, the foregoing exclusion shall not apply with respect to Siemens or Siemens' subcontractors' making of spare changes or if an alteration, modification or repair is authorized by the Documentation or otherwise by ANI or its subcontractors or agents in writing;

                (ii) defects are caused by Siemens or Siemens' suppliers or subcontractors mishandling or abuse, excluding specifically ANI, its Affiliates and their suppliers and subcontractors; or

                (iii) defects are caused from improper operation,
                      interconnection or installation by any person other than ANI or its subcontractors.

The terms and conditions of this Amendment 2 supercede any conflicting terms and conditions of the Agreement and any amendments to in regard to the procurement of Systems set forth in the Winstar Agreement. Unless otherwise stated herein, the remaining terms and conditions of the Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the undersigned officers, thereunto, duly authorized, as of the date last written below.

ACCELERATED NETWORKS, INC.                 SIEMENS CARRIER NETWORKS LLC

BY:    /s/ Ronald A. Hughes                BY:    /s/ John D. McGoun

NAME:  Ronald A. Hughes                    NAME:  John D. McGoun

TITLE: Director of Contracts               TITLE: Manager, Subcontracts

DATE:  12/01/00                            DATE:  12/01/00


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